EXHIBIT 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) the Registration Statement (Form S-3 No. 333-47554) pertaining to the Common Stock of Learning Tree International, Inc. and in the related Prospectus, (b) the Registration Statement (Form S-8 No. 333-32062) pertaining to the 1999 Stock Option Plan of Learning Tree International, Inc., (c) the Registration Statement (Form S-8 No. 333-41325) pertaining to the 1995 Stock Option Plan of Learning Tree International, Inc., and (d) the Registration Statement (Form S-8 No. 333-103372) pertaining to the 1999 Stock Option Plan of Learning Tree International, Inc., of our report dated November 5, 2004, with respect to the consolidated financial statements of Learning Tree International, Inc. included in the Annual Report (Form 10-K) for the year ended October 1, 2004.

/s/ Ernst & Young LLP

Los Angeles, California

December 10, 2004